Exhibit 99.1
FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS THIRD QUARTER RESULTS
Authorizes Increase in Share Buy-Back

Jericho, N.Y., February 1, 2011 — Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for the third quarter of its 2011 fiscal year that ended December 26, 2010.

For the quarter ended December 26, 2010:

•	Net loss was $153,000 or $0.03 per share, as compared to net income $1,052,000 or $0.19 per share for the quarter ended December 27, 2009;
•	Non-GAAP earnings, which exclude the litigation expense items described below, were $1,090,000 or $0.20 per share; and
•	Revenues increased by 16.5% to $13,079,000, as compared to $11,224,000 during the quarter ended December 27, 2009.

For the thirty-nine weeks ended December 26, 2010:

•	Net income was $1,658,000 or $0.30 per share, as compared to $4,778,000 or $0.84 per share for the thirty-nine weeks ended December 27, 2009;
•	Non-GAAP earnings, which exclude the litigation expense items described below, were $4,969,000 or $0.89 per share; and
•	Revenues increased by 11.5% to $44,987,000, as compared to $40,352,000 during the thirty-nine weeks ended December 27, 2009.

A trial on the claims relating to Nathan’s termination of its License Agreement with SMG took place between October 6 and October 13, 2010.  On October 13, 2010, an order was entered with the Court denying Nathan’s cross-motion and granting SMG’s motion for summary judgment with respect to SMG’s claims relating to the sale of Nathan’s proprietary seasonings to SMG.  As a result of the Court’s order, Nathan's recorded a litigation accrual of $2,914,000 before taxes in its second fiscal quarter ended September 26, 2010. On December 17, 2010, the Court ruled that Nathan’s was not entitled to terminate the License Agreement.

On January 19, 2011, the parties submitted an agreed-upon order which, among other things, assessed damages against Nathan’s for the seasonings claims in the amount of $4,909,701.44, inclusive of pre-judgment interest. Accordingly, Nathan’s recorded an additional litigation accrual of $1,995,701 before tax, or $1,194,000 or $0.22 per share net of tax, as part of its results for the third quarter ended December 26, 2010.  In total, Nathan’s recorded litigation accruals of $4,910,000 before tax, or $2,939,000 or $0.52 per share net of tax, during the thirty-nine weeks ended December 26, 2010.

Nathan’s also incurred incremental legal expenses in connection with the SMG litigation of $82,000 and $364,000 during the thirteen and thirty-nine week-periods ended December 26, 2010.

NATHAN’S REPORTS/2

The agreed-upon order is expected to be entered on February 3, 2011.  Nathan’s is considering whether to appeal the court orders.

Nathan’s also announced that its Board of Directors has authorized the purchase by Nathan’s of up to an additional 300,000 shares of its common stock. Purchases will be made from time to time, depending on market conditions, in open market or privately negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases. After giving effect to the increase in the number of shares, an aggregate 581,822 shares remain available for purchase under Nathan’s stock buy-back programs. To date, pursuant to prior share repurchase programs authorized by the Board of Directors, Nathan’s has purchased a total of 3,718,178 shares of common stock at a cost of approximately $33,804,000.

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP"), the Company has provided its Non- GAAP earnings and earnings per diluted share as adjusted for the litigation expenses that the Company believes impacts the comparability of its results of operations.

 The Company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because management considers the expense referred to above to be outside the Company's normal operating results. This non-GAAP financial information is among the indicators management uses as a basis for evaluating the company's financial and operating performance.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, earnings and earnings per diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and five foreign countries through its restaurant system, foodservice sales programs and retail licensing activities. The Nathan’s restaurant system currently consists of 268 units, comprised of 263 franchised or licensed units and five company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the outcome of any appeals of the Court’s decision, the timing of any cash payment due under the judgment, and the tax impact of the judgment; the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements

NATHAN’S REPORTS/3

Nathan's Famous, Inc.
Financial Highlights

	Thirteen weeks ended		Thirty-nine weeks ended
	Dec. 26, 2010	Dec. 27, 2009	Dec. 26, 2010	Dec.27, 2009
	(unaudited)		(unaudited)

Total revenues	$13,079,000	$11,224,000	$44,987,000	$40,352,000

Net (loss) income	$(153,000)	$1,052,000	$1,658,000	$4,778,000

Basic (loss) income per share Net income	$(0.03)	$0.19	$0.30	$0.86

Diluted (loss) income per share Net (loss) income	$(0.03)	$0.19	$0.30	$0.84

Weighted-average shares used in computing income per share

Basic	5,352,000	5,603,000	5,506,000	5,545,000
Diluted	5,352,000	5,680,000	5,608,000	5,718,000

NATHAN’S REPORTS/4

Nathan's Famous, Inc.
Reconciliation of GAAP and Non-GAAP Measures

	Thirteen weeks ended			Thirty-nine weeks ended
	Dec. 26, 2010		Dec. 27, 2009	Dec. 26, 2010	Dec.27, 2009
	(unaudited)			(unaudited)

NET INCOME
Net (loss) income	$(153,000)		$1,052,000	$1,658,000	$4,778,000

Litigation accrual, (net of tax)	1,194,000		-	2,939,000	-

Legal expense (a), (net of tax)	49,000		(2,000)	372,000	151,000

Non-GAAP income	$1,090,000		$1,050,000	$4,969,000	$4,929,000

DILUTED INCOME PER SHARE
Net (loss) income	$(0.03	)(b)	$0.19	$0.30	$0.84

Litigation accrual, (net of tax)	0.22	(b)	-	0.52	-

Legal expense (a), (net of tax)	0.01	(b)	-	0.07	0.02

Non-GAAP income per share	$0.20	(b)	$0.19	$0.89	$0.86

(a)	Represents total legal expense incurred in connection with the SFG matter during the respective periods.

(b)	Based upon 5,454,000 fully diluted shares.